January 8, 1998



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

                                   Engex, Inc.

We have read Item 4 of Engex, Inc.'s Form 8-K dated January 8, 1998 and are in agreement with the statements contained therein.

Yours very truly,

DAVID BERDON & CO. LLP

David Berdon & Co. LLP


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